Exhibit 10.47

Ken Jisser, CEO The Pipeline Group, Inc 1625 The Alameda, Suite 402 San Jose, CA 95126 Phone: [**] Email: [**]	ORDER FORM

Rhon Daguro, CEO Ed Sellitto, CFO Graham Arad, General Counsel authID Inc. 1580 N. Logan St., Ste 660, Unit 51767 Denver, Colorado 80203-1994 BANK DETAILS: [**]

TPG Order Form

More effective engagement. More pipeline.

Launchpad xDR as a Service

1. Fully Managed Business Development Representatives (xDRs)
- [**] Full-Time Equivalent xDRs: Pipeline creation and efficient new business generation.
- Outbound calls, emails, social outreach, attend discovery calls, send calendar invites, and/or can make hot transfers.
- Certified in client messaging, TPG technology, and TPG best practices.
- Maintain anticipated activity metrics for the appropriate xDR Type and Total Addressable Marketing (TAM).

2. xDR Support
- Full-time support for xDRs during breaks, PTO, and sick days.
- Zero ramp time for future FTE needs. Backup for performance and unanticipated issues.

xDR Management & Training Deliverables

3. xDR Manager
- Weekly reviews of reports and dashboards.
- Identify areas for soft skill improvements.

4. Cold Calling Optimization Training
- Role-play sessions with updated conversation guides.
- Objection-handling techniques. Call blitz campaigns to boost team performance.

5. xDR Advisory Services & Benchmarking
- Semi-Quarterly executive reviews comparing xDR activities with industry benchmarks.
- Continuous updates on trends, tactics, and tools.

6. Meeting Hand-off Training
- Align systems and ensure smooth handoffs from xDRs to sales teams.
- All xDRs are trained on TPG guided selling best practices to ensure the pipeline progresses.

TPG Technologies™ Support & Configuration

7. TPG Technologies Configuration & Support
- First-line support for automated dialing technology, with email and social integration.
- Ongoing system maintenance and escalation as needed.

Ideal Customer Profile (ICP) Services

8. ICP Data Classification
- Categorize Salesforce data by industry, employee size, and revenue.
- Define ICP criteria and create a detailed ICP document.

9. Outbound List Building
- Segment Salesforce data and 3rd-party leads for outbound calls.
- Build high-propensity account lists based on ICP.

Conversation Guide Content Curation

10. Content Review
- Audit sales, marketing, and product content (e.g., personas, objections, use-cases).
- Develop an initial Conversation Guide (CG).

11. Conversation Guide Updates
- Create checklists and integrate feedback from sales teams.
- Maintain and refine the guide throughout the project.

12. Conversation Guide Administration
- Weekly updates with best practices for personas, objections, and qualification criteria.
- Train sales teams on new guide content.

Email & Social Content Curation

13. Custom Email & Social Messages
- Create and optimize email/social templates for prospecting and follow-ups.
- TPG AI Content Co-Pilot creates high-value first-draft emails that can be personalized and authentic.

Data Services

14. Data Enrichment & Custom List Building
- Enrich and append data from marketing activities (e.g., webinars, trade shows).
- Custom list building to find new ICP-matched data - up to 1,000 records per xDR per month.

Sales Development Support

15. Network Operations Center

- Real-time monitoring of activity metrics and results.
- Issue identification, resolution, and support for xDR messaging and call lists.

xDR Team Control Books and Predictable Pipeline Reporting

16. Predictive Pipeline Development (PPD) Reporting
- Maintain PPD reporting in CRM with weekly data reviews.
- Ensure process compliance and deliver executive-level reporting.

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Technology Package

TPG Technologies™ The world's most advanced parallel dialing technology, offers four hybrid modes: Manual, Click-to-Call, AI, and Agent-Assisted Dialing. Enable xDRs to send timely, personalized messages across text, email, and social platforms.

TPG Task & Activity Outcome Package automates lead status updates based on activity outcomes, streamlining a closed-loop calling process.

TPG Exception Reporting ensures all leads are resolved by identifying gaps in follow-up activities.

TPG Meeting Influence Tracking monitors meetings via TPG Fuel Lines, linking xDR activities to marketing channels and campaigns.

TPG Account Matcher connects leads to accounts using email or domain data while suppressing customers, open opportunities, partners, and competitors.

TPG Control Book & Predictable Pipeline Reporting tracks key waterfall metrics, pipeline growth, and automated proactive KPI Alerting.

TPG LinkedIn Sales Navigator empowers xDRs to research and engage prospects, fostering meaningful relationships.

TPG AI Content Co-Pilot provides tailored prompts to craft high-value emails and messages for executives and target personas.

Project Assumptions

Customer Responsibilities

Provide timely access to sales and marketing content and collateral.
Grant TPG access to customer systems like CRM and marketing automation platforms to align activities log results, as well as track pipeline values and pipeline progression (e.g., meetings, opportunities, next steps, and amounts).
Provide xDR with timely access to company email and to the sales team calendar.

Included Services

TPG Technology Package.
CRM license fees for xDRs using The Pipeline Group Salesforce.com system.
Access to 28+ data sources and up to 1,000 human-verified records per xDR per month (e.g., a team of four xDRs receives up to 4,000 records monthly).

Excluded Costs

Travel expenses.
CRM License for Customer Org.
Custom or CRM code development.

xDR Types & Regions

●	[**] xDR Strategic US.

Presumed ACV/ASP Value

●	Strategic ACV/ASP $[**]

Anticipated Results (Per xDR)

●	Month 1: [**].

●	Month 2: [**].

●	Month 3: [**].

Sustain: [**].

Results may be lower in November and December due to the holiday season.

Definitions

The “Handoff”/SAL/SQL/Opportunity: A next step agreed upon by the prospect and salesperson, scheduled within 30–45 days (e.g., discovery calls, demos, or pricing discussions).

TAM Constraints

The customer will provide a sufficient Total Addressable Market (TAM), including accounts and contacts, to enable xDRs to achieve their objectives.

If the TAM is limited, success criteria may be mutually adjusted to ensure objectives and results remain attainable.

Terms and Conditions

Start Date	End Date	Terms	Price
10/1/2025	9/30/2026

Term. Twelve (12) months according to the start date end date of this agreement, payment terms below, and Terms of Use attached hereto (Exhibit B)

This Order Form supersedes all previous agreements

Term Extension. Each year on September 30, the Term will automatically renew for one (1) additional year unless either party provides written notice to the other by July 31(“Extension Date”) that the Term will not be extended. If such notice is given on or before the Extension Date, this agreement will terminate on September 30 of that same calendar year. Written notice of intent to not extend must be sent to optout@thepipelinegroup.io.

TPG Data & Technology. TPG data and products included in the agreement during Term until termination or opt-out is exercised.

Hiring During Term/Recruiting Fee. If Customer wishes to hire an assigned TPG xDR resource in a full-time capacity, Customer shall deliver to TPG written notice thereof at least sixty (60) days before the intended hiring date. The final thirty (30) days of the notice period shall serve as a professional transition period during which the xDR will continue to work with TPG. Upon formal acceptance of a job offer by the xDR resource, Customer shall immediately pay TPG a recruiting fee of $[**].

Hiring TPG XDR After Term/Placement Fee. If any existing or former TPG xDR is hired by Customer, in any capacity, within two (2) years following termination of this agreement or opt-out exercise, upon formal acceptance of a job offer by the xDR, Customer shall immediately pay TPG a non-refundable placement fee of $[**] per xDR hired.

Hiring TPG Manager After Term/Placement Fee. If any existing or former TPG manager, member of the management team, executive or comparable role is hired by Customer within two (2) years following termination of this agreement or opt-out exercise, upon formal acceptance of a job offer by the individual, Customer shall immediately pay TPG a non-refundable placement fee of $[**] per individual hired.

Payment of any recruiting or placement fee, as described above, is not a penalty, but rather TPG’s and Customer’s reasonable estimate of the costs incurred by TPG if required to replace personnel hired by Customer, such as interviews, training and lost revenue during the time period it takes to replace the TPG personnel hired by Customer.

Late Payments. If failure to make any payment to The Pipeline Group within ten (10) days after it is due, interest shall accrue on the overdue amount, from the date overdue until the date paid, at the overdue rate of 1.5% per month. The defaulting party shall be responsible for all costs and attorney’s fees incurred in enforcing this Agreement.

The Pipeline Group Main Products and Services 1- 16. PE/VC Partner Price: $[**]xDR / Data Services / Automated Dialing Technology Mo. See Payment Schedule attached as Exhibit A

Payments	Terms
Project Scope: Main Tasks 1-16 Option to add additional xDR as a Service with thirty (30) days notice.	$42,000 Payment Amount First Payment Due Date: 10/1/2026

Monthly payments are due on the 1st day of every month.

Please make all checks or wire transfers payable to The Pipeline Group, Inc.

Signatories

authID Inc.		The Pipeline Group, Inc., a California corporation

Signed	/s/ Ed Sellitto	Signed	/s/ Ken Jisser
Name	Ed Sellitto	Name	Ken Jisser
Title	CEO	Title	CEO
Date	9/26/25	Date	9/26/25

The information contained in this order form/agreement is confidential information.

Exhibit A

Payment Schedule

Subscription Period	October 1, 2025 - September 30, 2026
Term Length	12 months
Monthly Per xDR Price (List)	$[**]
Monthly Per xDR Price (Discount)	$[**]
Monthly Price	$42,000

Service Periods
October 1, 2025 - October 31, 2025	$0 ([**])
November 1, 2025 - November 30, 2025	$42,000
December 1, 2025 - December 31, 2025	$42,000
January 1, 2026 - January 31, 2026	$42,000
February 1, 2026 - February 28, 2026	$42,000
March 1, 2026 - March 31, 2026	$42,000
April 1, 2026 - April 30, 2026	$42,000
May 1, 2026 - May 31, 2026	$42,000
June 1, 2026 - June 30, 2026	$42,000
July 1, 2026 - July 31, 2026	$42,000 (Extension Date)
August 1, 2026 - August 31, 2026	$42,000
September 1, 2026 - September 30, 2026	$42,000*

*	Final payment if opt-out option is exercised.

Exhibit B

Terms of Use

The following terms and conditions (the “Agreement”) govern all use of The Pipeline Group Technology & Services (the “Services”), as set forth in the attached order form entered into with authID Inc. (“authID.ai” or “Customer”) (the “Order Form”). The Service is owned and operated by The Pipeline Group, Inc., (“TPG”). The Service is offered subject to all terms and conditions contained herein. BY USING OR ACCESSING ANY PART OF THE SERVICE, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN; IF YOU DO NOT AGREE, DO NOT USE OR ACCESS THE SERVICE.

1. DEFINITIONS

“Browser Extension(s)” means any software plug-in or application that TPG develops that extends the functionality of a web browser in order to support the delivery of the Services.

“Content” means information produced by TPG, or obtained by TPG from publicly available sources or third party content providers, and made available to Customer pursuant to the Services. Content includes, but is not limited to, Data, Conversation Guides, Ideal Customer Profile Reports, Email Templates.

“Data” means any data provided during the Term including but not limited to contact information, information regarding which specific technology products are in use by specific companies, company firmographic attributes, industry spending estimates and estimated contract renewal dates.

“Order Form” means an online order or ordering document referencing this Agreement specifying the Services or Content that TPG will provide to Customer, including any addenda and supplements.

“Service” means the services purchased by Customer online through a link, or through an Order Form, or provided to Customer free of charge, or through a free trial, and made available to Customer via any Delivery Method, in order to access the Content. Service includes, but is not limited to, Data, Content, and Technology.

“Technology” means the technology provided by TPG as part of the Service including but not limited to Lead Assignment, Account Matcher, Predictable Pipeline, TPG Data Automation, TPG Referrals, TPG Conversation Guide, LAMP Task Activity Outcome by The Pipeline Group, Contact Role Validations, & LaunchQ.

“Term” means the period during which Customer has agreed to subscribe to the Services and Content, as specified in the applicable Order Form. If no period is specified, the Term shall be one (1) year.

“Customer(s)” means an individual accepting this Agreement on his or her behalf or on behalf of a company or other legal entity, an individual authorized by Customer to use the Services, for whom Customer has provisioned the Services. Customers may include Customer’s employees, consultants, contractors, agents, and third parties acting on Customer’s behalf and that have access to the Services.

“Website(s)” means any website available online that is owned or controlled by TPG, including but not limited to the website located at https://hginsights.com, and any of its web pages, as well as any successor websites.

2. ACCESS.

Subject to the terms and conditions of this Agreement, the Service is solely for authID’s use in its business.

TPG may change, suspend or discontinue the Services at any time upon not less than six months’ notice to authID.ai, including the availability of any feature, database, or content. TPG may also impose limits on certain features and services or restrict Customer’s access to parts or all of the Services upon not less than six months’ notice to auithID.ai. If any such changes, suspensions, limits or restrictions materially impact authID.ai’s use of the Services or TPG’s deliverables pursuant to the Order Form, authID.ai shall be entitled to a commensurate reduction and credit for all fees charged after such changes, suspension, limits or restrictions are imposed or take effect. Any such changes suspensions, limits or restrictions which occur without due notice shall be grounds for termination by authID.ai

Customer also certifies that it is legally permitted to use the Service, and takes full responsibility for the selection and use of the Service. This Agreement is void where prohibited by law, and the right to access the Service is revoked in such jurisdictions.

Customer shall be responsible for obtaining and maintaining any equipment or ancillary services needed to connect to, access the Service, including, without limitation, modems, hardware, software, and long distance or local telephone service. Customer shall be responsible for ensuring that such equipment or ancillary services are compatible with the Service.

The Service, Content, Technology and Data are the exclusive property of TPG. All rights, title and interest (including patent, copyright, trade secret rights, trademarks, logos and all other intellectual property rights with respect to the Content) are and will always be and remain the property of TPG, including any future Services, Content, Technology and Data developed as a result of any Customer feedback or suggestions.

The Service, Content, Technology, and Data are available as subscriptions and may be used during the Term only.

3. RESTRICTIONS.

The Service and Content may only be used by Customer for its internal use during the Term. Customer may not sell, resell, license, sublicense, rent, publish, distribute, or make the Services or Content available to any third party.

Customer shall not, nor permit anyone else to, directly or indirectly: (i) reverse engineer, disassemble, decompile or otherwise attempt to discover the source code or underlying algorithms of all or any part of the Service (except that this restriction shall not apply to the limited extent restrictions on reverse engineering are prohibited by applicable local law); (ii) modify or create derivatives of any part of the Service; (iii) rent, lease, or use the Service for timesharing or service bureau purposes; or (iv) remove or obscure any proprietary notices on the Service. As between the parties, TPG shall own all title, ownership rights, and intellectual property rights in and to the Service, and any copies or portions thereof.

Customer may not use the Content to enable the creation of any audience segment in a third-party application including, but not limited to, data management platforms (DMPs) or demand-side platforms (DSPs) or social media platforms for the purpose of delivering targeted programmatic display or social advertising campaigns.

Customer may not duplicate, or generate modified versions of, the Technology or Content for the purpose of retaining the Technology or Content beyond the Term.

Customer shall not use any “deep-link”, “page-scrape”, “robot”, “spider” or other automatic device, program, algorithm or methodology, or any similar or equivalent manual process, to access, acquire, copy or monitor any portion of the Service or any Content, or in any way reproduce or circumvent the navigational structure or presentation of the Service or any Content, to obtain or attempt to obtain any materials, documents or information through any means not purposely made available through the Service. TPG reserves the right to bar any such activity.

Customer shall not attempt to gain unauthorized access to any portion or feature of the Service, or any other systems or networks connected to the Service or to any TPG server, or to any of the services offered on or through the Service, by hacking, password “mining”, or any other illegitimate means.

Customer shall not probe, scan or test the vulnerability of the Service or any network connected to the Service, other than Customer’s own network and related systems, nor breach the security or authentication measures on the Service or any network connected to the Service.

Customer shall not take any action that imposes an unreasonable or disproportionately large load on the infrastructure of the Service or TPG’s systems or networks, or any systems or networks connected to the Service or to TPG.

Customer shall not use any device, software or routine to interfere or attempt to interfere with the proper working of the Service or any transaction being conducted on the Service, or with any other person’s use of the Service.

Customer shall not use the Service or any Content for any purpose that is unlawful or prohibited by this Agreement.

4. FEES.

Customer will be responsible for, and will pay, all such fees as described in the Order Form that identifies The Pipeline Group’s products and services ordered by Customer which is accepted by The Pipeline Group, which is incorporated by this reference and shall take precedence over this Agreement in the event of a conflict.

5. CONTENT.

Customer agrees that all content and materials (collectively, “Content”) delivered via the Service or otherwise made available by TPG at the Website are protected by copyrights, trademarks, service marks, patents, trade secrets or other proprietary rights and laws. Except as expressly authorized by TPG in writing, Customer agrees not to sell, license, rent, modify, distribute, copy, reproduce, transmit, publicly display, publicly perform, publish, adapt, edit or create derivative works from such materials or content. However, Customer may print or download a reasonable number of copies of the materials or content at this Website for Customer’s own informational purposes; provided, that Customer retain all copyright and other proprietary notices contained therein. Reproducing, copying or distributing any content, materials or design elements on the Website for any other purpose is strictly prohibited without the express prior written permission of TPG.

6. INDEMNIFICATION.

(a) Customer is responsible for all of its activity in connection with the Service. Customer shall defend, indemnify, and hold harmless TPG, its affiliates and each of its, and its affiliates employees, contractors, directors, suppliers and representatives from all liabilities, claims, and expenses, including reasonable attorneys' fees, that arise from (i) Customer’s use or misuse of the Service; (ii) Customer’s access to any part of the Service, (iv) and content, information or materials used by Customer in connection with the Service, or (iv) Customer’s violation of this Agreement.

(b) TPG shall defend, indemnify, and hold harmless Customer, its affiliates and each of its, and its affiliates employees, contractors, directors, suppliers and representatives from all liabilities, claims, and expenses, including reasonable attorneys' fees, that arise from (i) TPG’s breach of the warranties set forth herein, or (ii) TPG’s violation of this Agreement. TPG’s indemnity obligations in this Section 6 do not apply to the extent that a Claim results from TPG’s compliance with written instructions provided by Customer in connection with the Services.

7. WARRANTIES.

Customer Warranties to TPG. Customer represents and warrants that: (i) with respect to all information it provides to TPG, Customer has the full right and authority to make such provision and to allow TPG to use such information to provide the Service (including, without limitation, for TPG to provide such information to its data providers), (ii) none of the content (e.g. emails) transmitted, uploaded or otherwise distributed by it (or its partners or any third party) through use of the Service will infringe or otherwise conflict with the rights of any third party, and (iii) it will use the Service only in compliance with all applicable regulations and laws.

TPG Warranties to Customer. TPG represents and warrants that: (i) with respect to all information it provides to Customer, TPG has the full right and authority to make such provision and to allow Customer to use such information to make use of the Service, (ii) none of the Service will infringe or otherwise conflict with the rights of any third party, (iii) it will provide the Service only in compliance with all applicable regulations and laws (iv) TPG will provide the Services in a good and workmanlike manner in accordance with the professional standards normally exercised by professional firms providing services of a similar nature; and (v) will not, directly or indirectly, transmit to nor introduce into any of authID.ai’s servers, any Unauthorized Code. “Unauthorized Code” means any virus, software program or segment of code, or other programming design, instruction, or routine that permits unauthorized access to any authID.ai server, and is intended to damage, detrimentally interfere with, surreptitiously intercept, or expropriate any of the foregoing or any system, data, or personal information.

8. WARRANTY DISCLAIMER.

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6, THE SERVICE IS PROVIDED ON AN "AS IS" BASIS, WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. TPG MAKES NO WARRANTY THAT THE RESULTS OF USING THE SERVICE WILL MEET Customer’S REQUIREMENTS.

9. LIMITATION OF LIABILITY.

IN NO EVENT SHALL TPG, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, VENDORS OR SUPPLIERS BE LIABLE UNDER CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR ANY OTHER LEGAL THEORY WITH RESPECT TO THE SERVICE: (I) FOR ANY LOST PROFITS OR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, EVEN IF FORESEEABLE, (II) FOR ANY BUGS, VIRUSES, TROJAN HORSES, OR THE LIKE (REGARDLESS OF THE SOURCE OF ORIGINATION), OR (III) FOR ANY DIRECT DAMAGES IN EXCESS OF (U.S.) (PROVIDED THAT, IF Customer HAS PAID FEES TO TPG, SUCH AMOUNT WILL BE EQUAL TO THE FEES PAID BY Customer TO TPG DURING THE SIX (6) MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE THE CAUSE OF ACTIONS ACCRUES).

In addition, TPG shall not be liable for any loss or liability resulting, directly or indirectly, from Customer’s inability to access or otherwise use the Services including, without limitation, any delays or interruptions due to electronic or mechanical equipment failures, denial of service attacks, data processing failures, telecommunications or Internet problems or utility failures. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO THE EXTENT PROHIBITED BY APPLICABLE LAW.

10. TERMINATION.

Notwithstanding the above, either party may terminate this Agreement at any time, with cause as a result of a material breach of the terms of this Agreement, by providing the other party with fourteen (14) days’ written notice and if the relevant breach is not remedied to the reasonable satisfaction of the party serving notice by the end of such notice period, this Agreement shall terminate upon the expiration of such notice period.

11. EXPORT & TRADE CONTROLS.

Customer agrees not to import, export, re-export, or transfer, directly or indirectly, any part of the Service or any information provided on or pursuant to the Service except in full compliance with all United States, foreign and other applicable laws and regulations.

12. PRIVACY & CONFIDENTIALITY

TPG’s current privacy policy is available at https://thepipelinegroup.io// (the “Privacy Policy”), which is incorporated by this reference. TPG strongly recommends that you review the Privacy Policy closely. (a) Confidential Information. Each Party acknowledges that it has received and may receive information of a confidential nature relating to one or more of the other Party’s customers, assets, liabilities, revenues, trade secrets, technology, know how, other intellectual property, business processes or other business and financial affairs or plans, which may be disclosed in any manner or medium in connection with this Agreement (collectively, “Confidential Information”). The Parties shall use Confidential Information only for the purpose of undertaking their respective obligations in accordance with this Agreement. Except as otherwise provided in this Agreement, a Party shall have no authority to use another Party’s Confidential Information for any other purpose or in any other manner.

(b) Duty to Maintain Confidentiality. The Party disclosing Confidential Information shall at all times retain title to the Confidential Information, except to the extent that the same constitutes Work Product belonging to the Client hereunder. The receiving Parties shall preserve and protect the confidentiality of the disclosing Party's Confidential Information using precautions at least as restrictive as those it takes to protect their own confidential, proprietary and trade secret information (but in no event less than a reasonable degree of care). Except as expressly authorized by this Agreement, the receiving Parties shall not allow others to use, display, copy, disclose, transmit, reverse engineer, disassemble, decompile, or translate all or any part of such Confidential Information without the disclosing Party's prior written consent. The receiving Parties shall limit access to the disclosing Party's Confidential Information to its and its affiliates’ directors, officers, managers, employees and contractors who: (i) have a need to know such Confidential Information to enable that Person to perform its, his or her obligations under this Agreement and (ii) are obligated to protect the confidentiality of such Confidential Information under substantially similar terms as those set forth in this Section. The receiving Parties shall be fully and directly responsible and liable to the disclosing Party for any breach of this Section by any Persons receiving access to the disclosing Party's Confidential Information through or on behalf of such receiving Party. The disclosing Party shall be entitled to injunctive relief for any breach or threatened breach of this Section.

(c) Exclusions. Excluded from the obligations of this Section 11 is any information that: (i) is known to the receiving Party prior to disclosure by the disclosing Party as demonstrated by documentary evidence; or

(ii) after disclosure to the receiving Party, is published or otherwise becomes publicly available through no fault of the receiving Party; or

(iii) is developed by the receiving Party independently of knowledge of Confidential Information; or (iv) has been rightfully acquired by the receiving Party from a third Person without restriction and provided that the third Person had the right to disclose the information without restriction; or

(v) consists of general know how, processes and techniques, which, although similar in purpose and effect to protected Confidential Information, were not developed using and were not derived from Confidential Information.

(d) Exceptions for Legal Process. Further, the receiving Party may disclose Confidential Information to the extent required by law, including applicable securities laws and the requirements or rules of any securities market or exchange, or pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or tribunal. However, in that case the receiving Party shall first give the disclosing Party prompt notice of any order or demand requiring such disclosure (unless prevented from doing such by its terms) and if required by the disclosing Party shall, at the disclosing Party’s cost, make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such Confidential Information.

(e) Employees. Each of Consultant and Client shall independently ensure that it and their respective employees, subsidiaries, affiliates, agents and sub-contractors shall observe the provisions of applicable privacy laws and are aware of and comply with the provisions of this Section 11.

(f) Term of Confidentiality. The obligations under this section 11 shall survive termination of this Agreement for any reason and shall continue for a period of 5 years from the date of such termination.

13. COPYRIGHT.

All content included with the Services and on the Website, such as text, graphics, logos, button icons, images, audio clips, digital downloads, data compilations, and software, is the property of TPG or its content suppliers and protected by United States and international copyright laws. The compilation of all content on the Website is the exclusive property of TPG and protected by U.S. and international copyright laws. All software used on (or provided through) the Website and the Services is the property of TPG or its software suppliers and protected by United States and international copyright laws.

14. MISCELLANEOUS.

The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any further rights hereunder. TPG shall not be liable for any failure to perform its obligations hereunder where such failure results from any cause beyond TPG’s reasonable control, including, without limitation, mechanical, electronic or communications failure or degradation (including "line-noise" interference). If any provision of this Agreement is found to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement is not assignable, transferable or sublicensable by Customer except with TPG’s prior written consent. TPG may transfer, assign or delegate this Agreement and its rights and obligations without consent. This Agreement shall be governed by and construed in accordance with the laws of the State of California, as if made within California between two residents thereof, and the parties submit to the exclusive jurisdiction and venue of the state and Federal courts located in Santa Clara, California. Both parties agree that this Agreement constitutes the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements, communications and other understandings relating to the subject matter of this Agreement, and that all modifications must be in a writing signed by both parties, except as otherwise provided herein. No agency, partnership, joint venture, or employment is created as a result of this Agreement and Customer does not have any authority of any kind to bind TPG in any respect whatsoever.

TPG Technology:

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